Registration No. 333-________

As filed with the Securities and Exchange Commission on August 17, 2015

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

Partner Communications Company Ltd.
(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS. Employer Identification No.)

8 Amal St.
Afeq Industrial Park
Rosh Ha’ayin 48103, Israel
(Address of principal executive offices) (Zip Code)

2004 Equity Incentive Plan
 (Full title of the plan)
_______________________________

 Puglisi and Associates
850 Library Avenue Suite 204
 Newark, Delaware 19711
(Name and address of agent for service)

Copies to:
Perry Wildes, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Tel Aviv 67021, Israel
+972-3-607-4444
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

Ordinary Shares, nominal value NIS 0.01 per share, deposited as American Depositary Shares represented by American Depositary Receipts	2,295,400	(2)	$4.18	(3)	$9,594,772	(3)	$1,114.91

Ordinary Shares, nominal value NIS 0.01 per share, deposited as American Depositary Shares represented by American Depositary Receipts	3,704,600	(4)	$6.60	(5)	$24,450,360	(5)	$2,841.13

Total	6,000,000				$34,045,132		$3,956.04

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 shall also cover any additional Ordinary Shares of the Company which become issuable under the Company’s 2004 Equity Incentive Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding Ordinary Shares.

(2)	Represents Ordinary Shares available for future issuance under options or pursuant to grants of restricted shares or any other security that may be granted under the Plan.
(3)
Estimated solely for purposes of this offering pursuant to Rules 457(c) and 457(h) under the Securities Act, and based on the average of the high and low prices of the Ordinary Shares reported on the NASDAQ Global Select Market on August 12, 2015 Such estimate is being utilized solely for the purpose of calculating the registration fee.

(4)
Represents Ordinary Shares issuable upon exercise of outstanding options issued under the Plan on September 3, 2014, November 6, 2014, November 11, 2014, and March 10, 2015 to executive officers, employees, advisors and non-employees of the Company, with a weighted average exercise price of $6.60 per share.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon the weighted average price at which such options may be exercised.

EXPLANATORY NOTE

This Registration Statement registers additional securities of the same class as other securities for which two registration statements filed on Form S-8 (Commission File No. 333-137102 and Commission File No. 333-153419) of the Company are effective (the “Company’s Registration Statements”).

The information contained in the Company’s Registration Statements is hereby incorporated by reference into this Registration Statement pursuant to General Instruction E, except for Items 3, 6 and 8 of the Company's Registration Statements, which are updated by this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information.*

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* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Introductory Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein and made a part hereof:

(a)    The Company’s Annual Report on Form 20-F (File No. 1-14968), as filed with the Commission on March 11, 2014 (the “Annual Report on Form 20-F”), which includes audited financial statements for the Company’s latest fiscal year;

(b)    The Company's report on Form 6-K furnished to the Commission on January 5, 2015, January 13, 2015, January 15, 2015, February 18, 2015, February 19, 2015, February 24, 2015, February 26, 2015, March 11, 2015, April 1, 2015, April 1, 2015, April 2, 2015, April 9, 2015, April 20, 2015, April 27, 2015, May 5, 2015, May 19, 2015, May 20, 2015, June 2, 2015, June 4, 2015, June 30, 2015, July 2, 2015, July 16, 2015, July 20, 2015, July 29, 2015, August 10, 2015, and August 12, 2015; and

(c)    The description of the Company’s Ordinary Shares set forth in the Company’s Registration Statement on Form 8-A (File No. 1-14968), as filed with the Commission on October 20, 1999, including any amendment or report for the purpose of updating such description.

 In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended ("Exchange Act"), after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

As permitted by the Israeli Companies Law, 1999 (the "Companies Law"), our Articles of Association provide that Partner may indemnify an "Office Holder" of Partner to the fullest extent permitted by law. An “Office Holder” is defined in the Israeli Companies Law as a director, general manager, chief executive officer, executive vice president, vice president, or any other person assuming the responsibilities of any of the foregoing positions without regard to such person’s title and other managers directly subordinated to the general manager.

Without derogating from the foregoing, and subject to certain limitations set forth in the Israeli Securities Law, our Articles of Association specifically provide that Partner may indemnify an Office Holder of Partner for liability or expense he incurs or that is imposed upon him as a result of an action or inaction by him (or together with other Office Holders of Partner) in his capacity as an Office Holder of Partner including (subject to specified conditions) also in advance, as follows:

(1)
financial liability incurred by, or imposed upon the Office Holder in favor of another person in accordance with a judgment, including a judgment given in a settlement or a judgment of an arbitrator, approved by an authorized court.

(2)
reasonable legal expenses, including attorney fees, incurred by the Office Holder or which he was ordered to pay by an authorized court in the context of a proceeding filed against him by Partner or on Partner’s behalf or by a third party, in a criminal proceeding in which he was acquitted or in a criminal proceeding in which he was convicted of an offense which does not require criminal intent.

(3)
reasonable legal expenses, including attorney fees, incurred by the Office Holder due to an investigation or proceeding conducted against him by an authority authorized to conduct such investigation or proceeding and which ended without filing of an indictment against him and without the imposition of a financial liability as a substitute for a criminal proceeding or that was ended without filing of an indictment against him but for which he was subject to a financial liability as a substitute for a criminal proceeding relating to an offense which does not require criminal intent, within the meaning of the relevant terms under the law or in connection with a financial sanction (“itzum caspi”).

(4)
payment to an injured party as a result of a violation set forth in Section 52.54(a)(1)(a) of the Israeli Securities Law, including by indemnification in advance or expenses incurred in connection with a proceeding (“halich”) under Chapters H3, H4 or I1 of the Israeli Securities Law, or under Chapter 4 of Part 9 of the Israeli Companies Law, in connection with any affairs, including reasonable legal expenses, which term includes attorney fees, including by indemnification in advance.

Our Articles of Association also permit us to indemnify any Office Holders of Partner for any other liability or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an Office Holder of Partner.

The Israeli Companies Law and our Articles of Association also permit us to undertake in advance to indemnify an Office Holder with respect for items (2), (3) and (4) above, or any other matter permitted by law. The Israeli Companies Law and our Articles of Association also permit us to undertake in advance to indemnify an Office Holder with respect to item (1) above, provided however, that the undertaking to indemnify is restricted to events which in the opinion of the Board of Directors are anticipated in light of Partner’s activities at the time of granting the undertaking to indemnify, and is limited to a sum or measurement determined by the Board of Directors to be reasonable under the circumstances. The undertaking to indemnify shall specify the events that, in the opinion of the Board of Directors are expected in light of the Company’s actual activity at the time of grant of the undertaking and the sum or measurement which the Board of Directors determined to be reasonable under the circumstances.

The Israeli Companies Law combined with our Articles of Association also permits us to indemnify an Office Holder retroactively for all kinds of events, subject to any applicable law.

In no event may we indemnify an Office Holder for any of the following:

(1)	a breach of the duty of loyalty toward us, unless the Office Holder acted in good faith and had reasonable grounds to assume that the action would not harm Partner’s interest;

(2)	a breach of the duty of care done intentionally or recklessly (“pzizut”) other than if made only by negligence;

(3)	an act intended to unlawfully yield a personal profit;

(4)	a fine, a civil fine (“knas ezrahi”), a financial sanction (“itzum kaspi”) or a penalty (“kofer”) imposed on him; and

(5)	a Proceeding (“halich”).

In addition, an amendment to the Israeli Securities laws, which came into force in January 2011, established administrative enforcement measures for handling certain violations of certain securities and securities-related laws supervised by the Israeli Securities Authority, or ISA. This amendment allows the ISA to impose various civil enforcement measures, including financial sanctions, payment to the harmed party, prohibition of the violator from serving as an executive officer for a certain period of time, annulment or suspension of licenses, approvals and permits granted under such laws and an agreed settlement mechanism as an alternative for a criminal or administrative proceeding. In case of a violation by a corporation, the amendment provides for additional responsibility of the Chief Executive Officer in some cases, unless certain conditions have been met, including the existence of procedures for the prevention of the violation, as part of an internal enforcement plan. The Company is prohibited from insuring, paying or indemnifying directors or senior officers for financial sanctions imposed on them in accordance with this amendment subject to certain exemptions set forth in the law.

We have undertaken to indemnify our Office Holders, subject to certain conditions as aforesaid. We consider from time to time the indemnification of our Office Holders, which indemnification will be subject to approval of our compensation committee, Board of Directors and in certain cases, such as indemnification of directors and the CEO, also of our shareholders.

Under the indemnification letters granted to Office Holders prior to the extraordinary general meeting of shareholders held on October 17, 2013 (“October 2013 EGM”), the aggregate indemnification amount payable by us to Office Holders and other indemnified persons pursuant to all letters of indemnification issued to them by us will not exceed the higher of (i) 25% of shareholders equity and (ii) 25% of market capitalization, each measured at the time of indemnification (the "Combined Maximum Indemnity Amount", and the "Original Indemnification Letter").

Under the indemnification letters granted to Office Holders after the October 2013 EGM, the aggregate indemnification amount payable by us to Office Holders (including, inter alia, Office Holders nominated on behalf of Partner in subsidiaries) pursuant to all letters of indemnification issued or that may be issued to them by Partner on or after the October 2013 EGM, for any occurrence of an event set out in such a letter (including an attachment thereto) will not exceed 25% of shareholders equity (according to the latest reviewed or audited financial statements approved by Partner's Board of Directors prior to approval of the indemnification payment) (the "Revised Indemnification Letter"). However, under the circumstances where indemnification for the same event is to be made in parallel under the Revised Indemnification Letter and to one or more indemnified persons under the Original Indemnification Letter, the maximum indemnity amount for the indemnified persons that received  the Revised Indemnification Letter shall be adjusted so it does not exceed the Combined Maximum Indemnity Amount to which any other indemnified person is entitled under the Original Indemnification Letter.

 The Companies Law and our Articles of Association authorize the Company, subject to obtaining the required approvals (of our compensation committee, Board of Directors and in certain cases, such as release of directors and the CEO, also of our shareholders), to release our Office Holders, in advance, from such persons’ liability, entirely or partially, for damage in consequence of the breach of the duty of care toward us. Notwithstanding the foregoing, we may not release such person from such person’s liability, resulting from any of the following events: (i) the breach of duty of loyalty towards us; (ii) the breach of duty of care made intentionally or recklessly (“pzizut”), other than if made only by negligence; (iii) an act intended to unlawfully yield a personal profit; (iv) a fine (“knass”), a civil fine ("knass ezrahi"), a financial sanction ("itzum caspi") or a penalty (“kofer”) imposed upon such person; and (v) the breach of duty of care in a distribution ("haluka").

The Israeli Companies Law and the Company’s Articles of Association authorize the Company (subject to certain exceptions) to enter into an insurance contract, and to arrange and pay all premiums in respect of an insurance contract, for the insurance of the liability of our Office Holders for liabilities the Office Holder incurs as a result of a direct or indirect action or inaction undertaken by such person (or together with other Office Holders of the Company) in his capacity as an Office Holder of the Company for any of the following:

(1)	The breach of the duty of care towards the Company or towards any other person;

(2)	The breach of the duty of loyalty towards the Company provided that the Office Holder has acted in good faith and had reasonable grounds to assume that the action would not harm the Company;

(3)	A financial liability imposed on him in favor of another person;

(4)
A payment which the office holder is obligated to pay to an injured party as set forth in section 52.54(a)(1)(a) of the Securities Law and expenses that the Office Holder incurred in connection with a proceeding under Chapters H3, H4 or I1 of the Securities Law, or under Chapter 4 of Part 9 of the Israeli Companies Law, in connection with any affairs, including reasonable legal expenses, which term includes attorney fees; and

(5)	Any other matter in respect of which it is permitted or will be permitted under any law to insure the liability of an Office Holder in the Company.

Commencing from January 29, 2015, the Company renewed or acquired a new D&O Insurance Policy (the “New D&O Policy”) of up to US $50 million insurance cover for liability of the Company's directors, Office Holders and employees acting in their managerial and/or supervisory capacity for wrongful acts committed after January 29, 2013 for a period of up to three years (or for several periods, not exceeding three years in the aggregate).  This policy is in addition to run-off insurance policies which cover liability of the Company's directors, Office Holders and employees acting in their managerial and/or supervisory capacity.

Item 8. Exhibits.

The Exhibit Index following the signature page is hereby incorporated by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Partner Communications Company Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha’ayin, in the State of Israel, on August 17, 2015.

PARTNER COMMUNICATIONS COMPANY LTD.

By:	/s/ Isaac Benbenisti
Name:	Isaac Benbenisti
Title:	Chief Executive Officer

By:	/s/ Ziv Leitman
Name:	Ziv Leitman
Title:	Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Isaac Benbenisti, Ziv Leitman and Nomi Sandhaus his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and to file a Registration Statement on Form S-8 (or such other Form as may be appropriate) in connection with the registration of Ordinary Shares of the Registrant and any and all amendments (including post-effective amendments) to any such Registration Statement on Form S-8 with the Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises. This power of attorney may be executed in counterparts.

         Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Isaac Benbenisti
Isaac Benbenisti	Chief Executive Officer	August17, 2015

/s/ Ziv Leitman
Ziv Leitman	Chief Financial Officer (Principal Accounting and Financial Officer)	August 17, 2015

/s/ Adam Chesnoff
Adam Chesnoff	Chairman of the Board of Directors	August 17, 2015
/s/ Elon Shalev
Elon Shalev	Vice-Chairman of the Board of Directors	August 17, 2015

/s/ Dr. Michael J. Anghel
Dr. Michael J. Anghel	Director	August 17, 2015

/s/ Barry Ben Zeev
Barry Ben Zeev	Director	August 17, 2015

/s/ Fred Gluckman
Fred Gluckman	Director	August 17, 2015

/s/ Sumeet Jaisinghani
Sumeet Jaisinghani	Director	August 17, 2015

/s/ Osnat Ronen
Osnat Ronen	Director	August 17, 2015

/s/ Yoav Rubinstein
Yoav Rubinstein	Director	August 17, 2015

/s/ Arieh Saban
Arieh Saban	Director	August 17, 2015

/s/ Arik Steinberg
Arik Steinberg	Director	August 17, 2015

/s/ Ori Yaron
Ori Yaron	Director	August 17, 2015

/s/ Yehuda Saban
Yehuda Saban	Director	August 17, 2015

AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Newark, Delaware, on this 17th day of August, 2015.

PUGLISI & ASSOCIATES (Authorized U.S. Representative)

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

INDEX TO EXHIBITS

Exhibit
Number	Document

4.1*	Articles of Association last updated and approved on April 2, 2015.

4.2	Company's Certificate of Incorporation (previously filed as an exhibit to the Company's Registration Statement on Form F-1 (No. 333-10992) and incorporated herein by reference).

4.3	Company's Memorandum of Association (previously filed as an exhibit to the Company's Registration Statement on Form F-1 (No. 333-10992) and incorporated herein by reference).

4.4
Form of Amended and Restated Deposit Agreement among the Company, The Bank Company of New York, as depositary, and all owners and beneficial owners of American Depositary Receipts (previously filed as Exhibit 1 to the Company's Registration Statement on Form F-6 (No. 333-132680) and incorporated herein by reference).

4.5
Amended and Restated 2004 Equity Incentive Plan (previously filed as Exhibit 15.(a).1 to the Company's Annual Report on Form 20-F, as filed with the Commission on March 11, 2015 (File No. 1-14968) and incorporated herein by reference).

5.1*	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

23.1*	Consent of Gross Kleinhendler, Hodak, Halevy, Greenberg & Co.
(included in Exhibit 5.1)

23.2*	Consent of Kesselman & Kesselman, Israel

24.1*	Power of Attorney (included in the Signature Page)

---------------------------------
*    Filed herewith.